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                                                                     Exhibit 2.1



                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                    KESSLER REHABILITATION OF FLORIDA, INC.,

                         REHAB MANAGEMENT SYSTEMS, INC.,

                               INTEGRACARE, INC.,

                          J. R. REHAB ASSOCIATES, INC.,

                       CONTINUCARE OCCMED SERVICES, INC.,

                                       AND

                             CONTINUCARE CORPORATION


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                                TABLE OF CONTENTS

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ARTICLE I - DEFINITIONS...........................................................................................1
         1.1           Certain Definitions........................................................................1
         1.2           Additional Definitions.....................................................................4

ARTICLE II - PURCHASE AND SALE....................................................................................5
         2.1           Purchase and Sale..........................................................................5
         2.2           Excluded Assets............................................................................6
         2.3           Assumption of Liabilities..................................................................7
         2.4           Excluded Liabilities.......................................................................8
         2.5           Nonassignable Contracts and Authorizations.................................................9
         2.6           Purchase Price.............................................................................9
         2.7           Payment of Purchase Price.................................................................10
         2.8           Transfer Taxes and Fees...................................................................10
         2.9           Allocation of Purchase Price..............................................................11
         2.10          Closing...................................................................................11

ARTICLE III - REPRESENTATION AND WARRANTIES OF THE SELLERS AND PRINCIPAL.........................................11
         3.1           Corporate Existence and Power.............................................................11
         3.2           Corporate Authorization...................................................................11
         3.3           Governmental Authorization................................................................12
         3.4           Non-Contravention.........................................................................12
         3.5           Consents..................................................................................12
         3.6           Financial Statements......................................................................12
         3.7           Absence of Undisclosed Liabilities........................................................14
         3.8           Absence of Certain Changes................................................................14
         3.9           Title and Condition of Assets.............................................................16
         3.10          Litigation; Proceedings...................................................................17
         3.11          Material Contracts........................................................................17
         3.12          Licenses and Permits......................................................................19
         3.13          Insurance Coverage........................................................................19
         3.14          Compliance with Laws......................................................................20
         3.15          Intellectual Property.....................................................................20
         3.16          Employees and Agents......................................................................21
         3.17          Finders'Fees..............................................................................21
         3.18          Environmental Compliance..................................................................22
         3.19          Tax Matters...............................................................................23
         3.20          Assets of Principal.......................................................................23
         3.21          Disposition of Equipment..................................................................23
         3.22          Medicare and Medicaid Cost Reports........................................................23
         3.23          Accuracy of Information...................................................................23
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ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER.............................................................23
         4.1           Organization and Existence................................................................24
         4.2           Corporate Authorization...................................................................24
         4.3           Governmental Authorization................................................................24
         4.4           Non-Contravention.........................................................................24
         4.5           Finders'Fees..............................................................................24

ARTICLE V - COVENANTS OF ALL PARTIES.............................................................................24
         5.1           Cooperation...............................................................................24
         5.2           Other Required Information................................................................25
         5.3           Miscellaneous Agreements and Consents.....................................................25

ARTICLE VI - COVENANTS OF THE SELLER.............................................................................25
         6.1           Conduct of the Business...................................................................25
         6.2           Discharge of Liabilities..................................................................26
         6.3           Access....................................................................................26
         6.4           Notices of Certain Events.................................................................26
         6.5           Noncompetition............................................................................27
         6.6           Publicity.................................................................................28
         6.7           Trademarks; Tradenames....................................................................28
         6.8           No Negotiation with Third Parties.........................................................28
         6.9           Reimbursement Obligations.................................................................28
         6.10          Medicare and Medicaid Reports.............................................................29
         6.11          Payment to Buyer for Expense Adjustments After Closing....................................29
         6.12          Consents..................................................................................29
         6.13          Accuracy Representations and Warranties...................................................29
         6.14          Confidentiality...........................................................................29
         6.15          Collection of Accounts Receivable.........................................................30
         6.16          Professional Liability Insurance..........................................................30

ARTICLE VII - COVENANTS OF BUYER.................................................................................30
         7.1           Consents..................................................................................30
         7.2           Access....................................................................................30
         7.3           Confidentiality...........................................................................31
         7.4           Publicity.................................................................................31
         7.5           Payment to Principal for Failure to Satisfy Assumed Obligations...........................31
         7.6           Accuracy of Representations and Warranties................................................31

ARTICLE VIII - EMPLOYEES AND EMPLOYEE BENEFITS...................................................................32
         8.1           ERISA Representations.....................................................................32
         8.2           Employees and Offers of Employment........................................................33
         8.3           Sellers'Employee Benefit Plans............................................................33
         8.4           Buyer Benefit Plans.......................................................................34
         8.5           No Third Party Beneficiaries..............................................................34
         8.6           COBRA.....................................................................................34


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ARTICLE IX - INDEMNIFICATION.....................................................................................35
         9.1           Survival of Representations...............................................................35
         9.2           Indemnification by Sellers and Principal..................................................35
         9.3           Indemnification by Buyer..................................................................35
         9.4           Process of Indemnification................................................................36
         9.5           Limitations...............................................................................37
         9.6           Certain Remedies Available................................................................37

ARTICLE X - MISCELLANEOUS........................................................................................37
         10.1          Casualty, Risk of Loss....................................................................37
         10.2          Specific Performance......................................................................37
         10.3          Expenses..................................................................................38
         10.4          Further Assurances........................................................................38
         10.5          Parties in Interest.......................................................................38
         10.6          Entire Agreement..........................................................................38
         10.7          Amendment or Modification.................................................................38
         10.8          Waiver....................................................................................38
         10.9          Assignability.............................................................................39
         10.10         Headings and Interpretation...............................................................39
         10.11         Notices...................................................................................39
         10.12         Law Governing.............................................................................40
         10.13         Invalidity of Provisions..................................................................40
         10.14         Counterparts..............................................................................40

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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement dated April 7, 1999 (the "Agreement") by and among KESSLER REHABILITATION OF FLORIDA, INC., a Florida corporation, (the "Buyer"), and REHAB MANAGEMENT SYSTEMS, INC., a Florida corporation, INTEGRACARE, INC., a Florida corporation, J. R. REHAB ASSOCIATES, INC., a North Carolina corporation, CONTINUCARE OCCMED SERVICES, INC., a Florida corporation, (individually each a "Seller" and collectively, the "Sellers"), and CONTINUCARE CORPORATION, a Florida corporation ("Principal").

                              W I T N E S S E T H:

         WHEREAS, Sellers own and operate a rehabilitation and physical therapy business in Lakeland, Florida and other locations (the "BUSINESS");

         WHEREAS, the Principal is the sole shareholder of Sellers; and

         WHEREAS, Buyer desires to purchase substantially all of the assets used in the Business from the Sellers, and the Sellers desire to sell substantially all of the assets used in the Business to Buyer, upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of these premises and the representations, warranties, agreements and indemnities set forth in this Agreement, Buyer and the Sellers agree as follows:

                             ARTICLE I - DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

         1.1.1 AFFILIATE. "Affiliate" means, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

         1.1.2 BALANCE SHEET. "Balance Sheet" means the unaudited balance sheet of each Seller as of the Balance Sheet Date.

         1.1.3 BALANCE SHEET DATE. "Balance Sheet Date" means February 28, 1999.

         1.1.4 BENEFIT ARRANGEMENT. "Benefit Arrangement" means an employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is



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         not an Employee Plan and (ii) is maintained or contributed to by Seller or any of its ERISA Affiliates or Buyer or any of its ERISA Affiliates, as the case may be.

         1.1.5 CLOSING DATE. "Closing Date" means April 7, 1999, with the effective time of the Closing being 12:01 a.m. on April 8, 1999.

         1.1.6 CODE. "Code" means the Internal Revenue Code of 1986, as amended, and the treasury regulations thereunder (including any amendments or any substitute or successor provisions thereto).

         1.1.7 CERCLA. "CERCLA" means the Comprehensive Environmental Responses, Compensation and Liability Act of 1980, as amended.

         1.1.8 EMPLOYEE PLAN. "Employee Plan" means each "employee benefit plan", as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by Seller or any of its ERISA Affiliates or Buyer or any of its ERISA Affiliates, as the case may be.

         1.1.9 ENVIRONMENTAL LAWS. "Environmental Laws" means any and all federal, state, local and foreign statutes, laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements, or governmental restrictions, relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes or the clean-up or other remediation thereof.

         1.1.10 ENVIRONMENTAL LIABILITIES. "Environmental Liabilities" means all liabilities arising in connection with or in any way relating to the Purchased Assets or the Business, or the use or ownership of the Purchased Assets or Business by the Seller or any of its Affiliates, whether vested or unvested, contingent or fixed, actual or potential, which (i) arise under or relate to Environmental Laws or arise in connection with or relate to any matter disclosed or required to be disclosed in SCHEDULE 3.19 and (ii) arise from or relate in any way to actions occurring or conditions existing before the Closing Date.

         1.1.11 ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.1.12 ERISA AFFILIATE. "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.


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         1.1.13 GAAP. "GAAP" means generally accepted accounting principles, as in effect from time to time.

         1.1.14 GOVERNMENTAL AUTHORITY. "Governmental Authority" means any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether federal, state or local (domestic or foreign).

         1.1.15 HAZARDOUS SUBSTANCE. "Hazardous Substance" means any toxic, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, regulated under Environmental Laws.

         1.1.16 LIEN. "Lien" means, with respect to any asset, any mortgage, lien, pledge, claim, charge, security interest, assessment, restriction or encumbrance of any kind in respect of such asset.

         1.1.17 MATERIAL ADVERSE CHANGE. "Material Adverse Change" means a material adverse change in the business, assets, condition (financial or otherwise) or result of operations of the Business.

         1.1.18 MATERIAL ADVERSE EFFECT. "Material Adverse Effect" means a material adverse effect on the business, assets, condition (financial or otherwise) or result of operations of the Business.

         1.1.19 MULTIEMPLOYER PLAN. "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

         1.1.20 PERMITTED LIENS. "Permitted Liens" means (a) Liens for Taxes that are either (i) not yet due and payable, or (ii) are fully reserved and are being contested in good faith by appropriate proceedings, (b) with respect to real property, easements, covenants, conditions and restrictions of record, (c) with respect to real property, any zoning or other governmentally established restrictions or encumbrances, (d) mechanic's, materialman's, supplier's, vendor's or similar Liens arising in the ordinary course of business securing amounts which are not delinquent, and (e) those Liens disclosed on SCHEDULE 1.1.20 which relate exclusively to filings made with respect to leased equipment included in the Purchased Assets.

         1.1.21 PERSON. "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a Governmental Authority.

         1.1.22 PROPRIETARY RIGHTS. "Proprietary Rights" means all (a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (b) trademarks, service marks, trade dress, logos, tradenames, service names and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) mask works and registrations


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         and applications for registration thereof, (e) computer software, data and documentation, (f) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (g) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions) and (h) copies and tangible embodiments thereof.

         1.1.23 RELEASE. "Release" has the meaning specified in 42 U.S.C.
         Section 9601(22).

         1.1.24 RETURN. "Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

         1.1.25 TAX. "Tax" means any federal, state, local or foreign income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax.

1.2 Additional Definitions. Each of the following terms is defined in the Section set forth opposite such term:

                                   TERM                     SECTION
                                   ----                     -------
                          Assumed Contracts                  2.1.4
                          Assumed Leases                     2.1.1
                          Assumed Liabilities                2.3
                          Business                           Recitals
                          Buyer                              Recitals
                          Closing                            2.10
                          Consents                           3.5
                          Excluded Assets                    2.2
                          Excluded Liabilities               2.4
                          Financial Statements               3.6
                          Lockbox                            2.1.13
                          Loss                               11.2
                          Material Contracts                 3.11
                          Permit                             3.12
                          Permitted Liens                    3.9
                          Purchased Assets                   2.1
                          Purchase Price                     2.6.1
                          Real Property                      3.9.2
                          Seller                             Recitals
                          Transferred Employee               8.2
                          Unpaid Benefit Amount              2.6.3




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                         ARTICLE II - PURCHASE AND SALE

2.1 PURCHASE AND SALE. Upon the terms and subject to the conditions set forth in this Agreement, Buyer shall purchase and acquire from the Sellers at the Closing, and the Sellers shall sell, transfer, assign and deliver (or cause to be sold, transferred, assigned and delivered) to Buyer at the Closing, all of the assets, properties and business of every kind, nature and description, wherever located, real, personal or mixed, tangible or intangible, which are used or useable in the conduct of the Business by the Sellers other than the Excluded Assets (collectively, the "PURCHASED ASSETS"), free and clear of all Liens other than Permitted Liens, and including all right, title and interest of the Sellers in, to and under the following:

         2.1.1 all leases of real property and personal property currently used in the operation of the Business and listed on SCHEDULE 2.1.1 (collectively, the "ASSUMED LEASES"), in each case together with all buildings, fixtures and improvements erected thereon and easements and other rights appurtenant thereto;

         2.1.2 all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, computer equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property which are used or useable in connection with the Business, wherever located (including such property and interests owned by the Sellers in the possession of manufacturers, suppliers, customers, distributors, sales representatives or others or in transit), including the items listed on SCHEDULE 2.1.2;

         2.1.3 certain inventories of supplies, drugs, disposable goods, labels, containers, bags and other packaging supplies, and other materials of the Business which are useable and saleable in connection with the Business, wherever located (including such inventories owned by the Sellers in the possession of manufacturers, suppliers, customers, distributors, sales representatives or others or in transit);

         2.1.4 all rights under those contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments listed on
         SCHEDULE 2.1.4 (collectively, the "ASSUMED CONTRACTS");

         2.1.5 all prepaid expenses and deposits that relate to the operation of the Business, including ad valorem taxes, leases and rentals;

         2.1.6 all accounts receivable and notes receivable of the Sellers generated in connection with the operation of the Business prior to the Closing Date and reflected in the Accounts Receivable, excluding only Medicare and Medicaid receivables, which receivables shall




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         be deposited into the Lockbox and distributed to Buyer but only to the extent that such receivables have not been collected by Sellers prior to 12:01 a.m. on April 5, 1999;

         2.1.7 all of Seller's Medicare and Medicaid receipts for services provided in connection with the operation of the Business prior to the Closing Date and reflected in the Accounts Receivable, which receipts shall be deposited into the Lockbox and distributed to Buyer but only to the extent that such monies have not been received by Sellers prior to 12:01 a.m. on April 5, 1999;

         2.1.8 all rights, claims, credits, causes of action or rights of set-off of the Sellers against third parties relating to the Business or the Purchased Assets, including unliquidated rights under manufacturers' and vendors' warranties and that certain indemnification claim against Integrated Health Services involving a Medicare overpayment refund made by Sellers in the amount of $528,000 to the extent such claim is assignable by Sellers or Principal;

         2.1.9 all Proprietary Rights owned, licensed, or used in the Business by the Sellers, including, without limitation, use of the names "Rehab Management Systems", "Integracare" and "J. R. Rehab Associates" and other assumed names or trade names used by Sellers in connection with the Business;

         2.1.10 to the extent transferable, all licenses, certificates of need, permits or other governmental authorizations affecting, or relating in any way to, the Business or the Purchased Assets, including the items listed on SCHEDULE 2.1.10;

         2.1.11 all books, records, files and papers, whether in tangible or intangible form, used in, or relating in any way to, the Business or the Purchased Assets, including all medical and patient records, patient consent or authorization forms, sales and promotional literature, financial and billing records, sales and purchase correspondence, lists of present and former suppliers, lists of present and former patients, personnel and employment records, and any information relating to Taxes imposed on the Purchased Assets;

         2.1.12 all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

         2.1.13 the lockboxes set forth on SCHEDULE 2.1.13 (the "Lockbox"); and

         2.1.14 all of these Sellers' cash and cash equivalents on hand and in banks, including the Lockbox, as of 12:01 a.m. on April 5, 1999 through the Closing Date.



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

2.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary set forth in
Section 2.1, the Seller shall not sell, transfer, assign or deliver (or cause to be sold, transferred, assigned or delivered) to Buyer, and Buyer shall not purchase and acquire from the Sellers, any of the following assets and properties, which shall remain the exclusive property of the Sellers (collectively, the "EXCLUDED ASSETS"):

         2.2.1 all of the Sellers' cash and cash equivalents on hand and in banks, certificates of deposit and marketable securities as of 12:00 midnight on April 4, 1999;

         2.2.2 all rights of the Sellers under any letter of credit;

         2.2.3 all rights of the Sellers to Tax refunds and proceeds of property and casualty insurance policies, but not including any managed care or other third party payor contracts;

         2.2.4 any assets used and located at the corporate headquarters or other business locations of the Principal (other than the Business), which are either (i) used exclusively in the businesses of the Principal other than the Business or (ii) used in common in the Business and in the other businesses of the Principal (other than the computer servers included on SCHEDULE 2.1.2);

         2.2.5 the corporate seals, charter documents, by-laws, minute books and stock record books of each Seller, and such other records of each such Seller that relate exclusively to the organization or capitalization of Seller (provided that Seller shall provide Buyer access to such documents after Closing);

         2.2.6 any Purchased Assets sold or otherwise disposed of in the ordinary course of the operation of the Business and not in violation of this Agreement during the period from the date of this Agreement through the Closing Date; and

         2.2.7 the assets set forth on SCHEDULE 2.2.7.

2.3 ASSUMPTION OF LIABILITIES. As partial consideration for the sale, transfer, assignment and delivery of the Business and the Purchased Assets and upon the terms and subject to the conditions set forth in this Agreement, Buyer shall assume, pay and perform only the following liabilities and obligations of the Sellers (collectively, the "ASSUMED LIABILITIES"), and no others:

         2.3.1 all liabilities and obligations of Sellers arising after the Closing Date under the Assumed Contracts and Assumed Leases (other than liabilities or obligations attributable to any failure by the Sellers to comply with the terms thereof);

         2.3.2 all accounts payable, utilities payable, phone payables, and trade payables as listed on SCHEDULE 2.3.2 which are not past due as of the Closing Date (including any grace period not in excess of ten days) and which arise out of the operation of the Business in the ordinary course consistent with past practice, and any accounts payable, utilities payable, phone payables, and trade payables incurred in the ordinary course of business consistent with past practice between the Balance Sheet Date and the Closing Date which are not past due as of the Closing Date (including any grace period not in excess of ten days), other than intercompany payables between or among Sellers and Principal and their Affiliates; and




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

         2.3.3 Sellers' obligation to provide accrued vacation time to the Transferred Employees (as defined in Section 8.2 hereof) after the Closing Date.

2.4 EXCLUDED LIABILITIES. Except for the Assumed Liabilities, Buyer shall not assume, pay or perform any other liabilities or obligations of the Sellers, all of which shall be retained by and shall remain the exclusive responsibility of the Sellers (collectively, the "EXCLUDED LIABILITIES") including, without limitation, the following;

         2.4.1 all liabilities and obligations of the Sellers arising on or before the Closing Date under the Assumed Leases and Assumed Contracts which have been duly assigned by Sellers to Buyer;

         2.4.2 except as expressly provided in Article VIII and Section 2.3.3, any liabilities or obligations of the Sellers relating to any employment contracts or agreements (whether written or oral) or any employee benefits or compensation arrangements of any nature existing as of the Closing Date, including any liabilities or obligations under any of Sellers' Employee Plans or Benefit Arrangements;

         2.4.3 any liability or obligation of the Sellers for breach of contract, personal injury, property damage, or violation of any statute, rule, regulation or ordinance (whether based on negligence, breach of warranty, strict liability or any other theory) caused by or arising out of or resulting from, directly or indirectly, any alleged or actual acts or omissions occurring on or before the Closing Date;

         2.4.4 any liability or obligation of the Sellers for money borrowed, and any intercompany debt between or among the Sellers or their Affiliates, whether such liabilities and obligations were incurred in the operation of the Business or otherwise;

         2.4.5 any amounts due or that may be claimed or become due to Medicare, Medicaid or any other health care reimbursement or payment intermediary as a result of any audit adjustments, disallowances, or other payment adjustments attributable to any period (or partial period) ending on or before the Closing Date;

         2.4.6 any form of Medicare, Medicaid or other health care reimbursement recapture, adjustment, overpayment, penalty assessment or charge whatsoever with respect to any period (or partial period) ending on or before the Closing Date;

         2.4.7 any violation by Sellers or their Affiliates of state or federal laws governing health care fraud and abuse or participation in the Medicare, Medicaid, or any other state or federal health care reimbursement program;

         2.4.8 any liability or obligation relating to an Excluded Asset;

         2.4.9 except as expressly provided in Article VIII and Section 2.3.3, any liability or obligation of Sellers to any present or former officer, director, stockholder, employee, patient, agent, or contractor of any Seller in his capacity as such;




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         2.4.10 any Environmental Liability;

         2.4.11 any liability under any workers' compensation law or regulation for any injury or exposure occurring on or prior to the Closing Date;

         2.4.12 any liability or obligation of the Sellers with respect to Taxes which are attributable to either (i) events occurring during any period ending on or before the Closing Date, including ownership of the Purchased Assets and operation of the Business, or (ii) the consummation of the transactions contemplated by this Agreement; and

         2.4.13 except as expressly provided in Article VIII and Section 2.3, any and all other liabilities and obligations of every kind of the Sellers incurred by the Sellers in connection with, or arising by reason of, its ownership of the Purchased Assets or its conduct of the Business on or before the Closing Date.

Buyer shall not assume, and no transferee or successor liability shall attach to Buyer with respect to any of the Excluded Liabilities. The elimination of any risk of such transferee liability attaching to Buyer is a primary inducement to Buyer's entering into this transaction, in that Buyer would not have entered into this transaction under circumstances where any such transferee liability would or might attach to Buyer. The entire negotiations of the parties which respect to this transaction, including the Purchase Price, were based upon the assumption and agreement that Buyer would not succeed to any liability or obligation of Seller, or related in any way to the Purchased Assets, except for the Assumed Liabilities.

2.5 NONASSIGNABLE CONTRACTS AND AUTHORIZATIONS. To the extent that the assignment of any Contract or Permit shall require the consent of any other party thereto, or shall be subject to any option in any other person, this Agreement shall not constitute a contract to assign the same to the extent that an attempted assignment would either constitute a breach thereof or in any way adversely affect the rights or obligations of Buyer or the Sellers thereunder. The Sellers shall use all reasonable efforts to procure consent to any such assignment other than the obligation to expend monies. If any such consent is not obtained, the Sellers shall cooperate with Buyer in any reasonable arrangement requested by Buyer designed to provide for Buyer the benefit, monetary or otherwise, of any such Contract or Permit, including enforcement of any and all rights of the Sellers against the other party thereto arising out of breach or cancellation thereof by such party or otherwise. The Sellers shall promptly pay to Buyer when received all monies received by the Sellers under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.

2.6 PURCHASE PRICE. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of the Sellers and Principal set forth in this Agreement, and in consideration of the sale, transfer, assignment and delivery by the Sellers of the Purchased Assets and the Business, at the Closing Buyer shall (i) assume the Assumed Liabilities and (ii) pay to Sellers an amount equal to Five Million Five Hundred Thousand Dollars ($5,500,000.00) (the "Purchase Price").

2.7 PAYMENT OF PURCHASE PRICE.

         2.7.1 PAYMENT. At the Closing, the Buyer shall deliver the Purchase Price to Foley & Lardner, to be held in Foley & Lardner's attorney trust account and disbursed in accordance with the Closing Statement attached hereto as EXHIBIT A upon receipt of the payoff letter from First Union National Bank ("First Union") authorizing the release of those certain Liens against the Purchased Assets in favor of First Union as set forth on SCHEDULE 3.9.

         2.7.2    POST-CLOSING ADJUSTMENTS.

                  (a) No later than April 9, 1999, Sellers shall deliver to Buyer a cashier's check in an amount equal to the sum of (i) all cash and cash equivalents received by Sellers in connection with the operation of the Business from and after 12:01 a.m. on April 5, 1999 through the Closing Date from any source whatsoever (including, without limitation, payments from third party payors, Medicare, Medicaid, hospitals, patients (including co-payments), refunds and adjustments), together with copies of all bank statements and cash receipt logs documenting such cash receipts certified by the Chief Executive Officer of Sellers which shall be provided as soon as practicable but in no event later than April 20, 1999, and
                  (ii) $8,286.00, being the amount equal to one-half of the annual rental payment due in connection with the leased real property located at Southgate Boulevard, North Lauderdale, Florida, included in the Assumed Leases.

                  (b) Within ten (10) days following the Closing Date, Sellers shall prepare and deliver to Buyer a written statement which shall set forth all prepaid expenses that were paid by the Sellers prior to the Closing Date on account of certain Assumed Leases and salary payments to certain Transferred Employees (as defined in Section 8.2) that relate to a period of time after the Closing Date (the "Prepayments"). All such Prepayments shall be prorated between Sellers and Buyer as of the Closing Date based on the number of days in the applicable period and the number of days elapsed in the applicable period on or before for Sellers, and after for Buyer, the Closing Date. Buyer shall pay to Sellers an amount equal to Buyer's pro rata share of such Prepayments within ten (10) days of receipt of the Prepayment Statement from Sellers; provided, however, that Buyer shall be entitled to withhold payment of the Prepayments until Buyer receives written evidence that all Liens disclosed on SCHEDULE 3.9 have been released and terminated by the secured parties named therein.

2.8 TRANSFER TAXES AND FEES. The Buyer shall be liable for and pay any applicable sales, documentary, recording, use, filing, transfer and other Taxes and fees payable as a result of the consummation of the transactions contemplated by this Agreement.

2.9 ALLOCATION OF PURCHASE PRICE.

         The Purchase Price shall be allocated by Buyer as set forth in SCHEDULE
2.9 and the parties shall use such allocation as the basis for reporting this transaction for all Medicare, Medicaid, other third party payor and tax purposes. No party shall take a position in any conference with representatives of Medicare, Medicaid, any other third party payor or Governmental Authority (including the Internal Revenue Service), on any Return, report or filing, or in any proceeding with any Governmental Authority that is inconsistent with the Purchase Price allocation made in accordance with this Section 2.9.

2.10 CLOSING. The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the "CLOSING") shall be held at the offices of Foley & Lardner, 111 North Orange Avenue, Suite 1800, Orlando, Florida, or such other place as the parties shall mutually agree, on the Closing Date. Buyer and Sellers shall use all reasonable efforts, on or prior to the Closing, to execute and deliver all such instruments, documents or certificates as may be necessary or advisable for the consummation at the Closing of the transactions contemplated by this Agreement, including all bills of sale, instruments of assumption, endorsements, consents, assignments and other agreements and instruments of conveyance and assignment reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets.

    ARTICLE III - REPRESENTATION AND WARRANTIES OF THE SELLERS AND PRINCIPAL

         The Sellers and Principal hereby represent and warrant to Buyer as follows:

3.1 CORPORATE EXISTENCE AND POWER. Each Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has all corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted and currently proposed to be conducted. With respect to the operation of the Business, each Seller is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Each Seller has previously delivered to Buyer true and complete copies of the articles of incorporation and by-laws of Seller, as amended to date and as currently in effect.

3.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by each Seller and Principal of this Agreement and the consummation by each Seller and Principal of the transactions contemplated hereby and thereby are within the corporate power and authority of each Seller and Principal, respectively. This Agreement has been duly authorized, executed and delivered by each Seller and Principal and constitutes a valid and binding obligation of each such Seller and Principal, enforceable against each such Seller and Principal in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting rights of creditors generally and to general principles of equity.

3.3 GOVERNMENTAL AUTHORIZATION. Except as set forth on SCHEDULE 3.3 attached hereto, the execution, delivery and performance of this Agreement by each Seller and Principal, and the consummation of the transactions contemplated hereby and thereby by each Seller and Principal, do not and will not require any consent, approval or action by or in respect of, or any declaration, filing or registration with, any Governmental Authority on behalf of Sellers.

3.4 NON-CONTRAVENTION. Except as set forth on SCHEDULE 3.4, the execution, delivery and performance of this Agreement by each Seller and Principal, and the consummation of the transactions contemplated hereby and thereby by each Seller and Principal, do not and will not, with or without the giving of notice, the lapse of time or both: (i) contravene or conflict with the respective articles of incorporation or by-laws of each such Seller or Principal, (ii) contravene or conflict with or constitute a violation of any law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to the Purchased Assets, the Business or each such Seller or Principal, (iii) require any consent, approval or other action by any Person, contravene or conflict with or constitute a violation of or a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Seller or Principal under (a) any agreement, contract, indenture, lease or other instrument to which Seller or Principal is a party or by which any Seller or Principal is bound or (b) any license, franchise, Permit or other similar authorization held by any Seller or Principal, or (iv) result in the creation or imposition of any Lien on any of the Purchased Assets.

3.5 CONSENTS. SCHEDULE 3.5 sets forth each of the Assumed Contracts and Assumed Leases or any Permit requiring a consent as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby and thereby (the "CONSENTS").

3.6 FINANCIAL STATEMENTS.

         3.6.1 Each Seller has previously delivered to Buyer the following financial statements as set forth on SCHEDULE 3.6.1 (collectively, the "FINANCIAL STATEMENTS"):

                  (a) the audited balance sheets and the related statements of operations and cash flows of Sellers on a combined basis with respect to the Business as of December 31, 1996, and 1997, together with the notes thereto, in each case audited in accordance with generally accepted accounting principles applied on a consistent basis and accompanied by the report thereon of C. W. Amos & Company, LLC; and

                  (b) the unaudited Balance Sheet of Sellers with respect to the Business as of the Balance Sheet Date and the related statements of operations for the period from the first day of the current fiscal year through the Balance Sheet Date, together with the notes thereto.

         3.6.2 Each of the Financial Statements has been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto), and fairly presents in all material respects the financial position of the Business as of its date or the results of operations or changes in financial position, as is appropriate, of the Business for the periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end adjustments, which adjustments will not be material in amount or effect). Except as may be set forth in the Financial Statements, all of the revenues and expenses of the Business reflected in the Financial Statements were derived or incurred in the ordinary course of business. The account records underlying the Financial Statements accurately and fairly reflect, in all material respects, the transactions of the Business, and Seller's books of account relating to the Business have been maintained in accordance with GAAP applied on a consistent basis.

         3.6.3 RECEIVABLES.

                  (a) All of the Accounts Receivable reflected on the Balance Sheet are, and all of the Accounts Receivable arising subsequent to the Balance Sheet Date through the Closing Date will be, (i) properly reflected on the Sellers' books and records in accordance with GAAP, (ii) bona fide Accounts Receivable of Sellers (regardless of the name in which such Accounts Receivable were billed) incurred in the ordinary course of business, and (iii) to the knowledge of Sellers and Principal, not subject to any counterclaims, deduction, credit or offset except to the extent of the allowance for doubtful accounts.

                  (b) The amount of the allowance for doubtful accounts reflected on the Balance Sheet is, and the allowance for doubtful accounts on the balance sheet of the Business as of the Closing Date will be, computed in conformity with GAAP and the Company's historic practices and procedures.

                  (c) Except as set forth on SCHEDULE 3.6.3 attached hereto, as of the date hereof, no Person has, and as of the Closing Date, no Person will have, any Lien on any Accounts Receivable or any part thereof, and no agreement by Sellers or Principal for deduction, free services or goods, discount or other deferred price or quantity adjustment will have been made with respect to any such Accounts Receivable.

                  (d) As used herein, "Accounts Receivable" shall mean all accounts and commissions receivable reflected on Balance Sheet and arising in ordinary course of business after the Balance Sheet Date (including without limitation, all trade accounts receivable, vendor credits, and all other obligations from customers with respect to sales of goods or services, whether evidenced or not evidenced by a note), but only to the extent that such Accounts Receivable have not been collected by Sellers' prior to 12:01 a.m. on April 5, 1999.

                  (e) Since the date of the Balance Sheet, the Company has not changed any principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor or any material collection, discount or write-off policy or procedure.

         3.6.4 INVENTORY. Sellers' inventory, net of the reserves applicable to such inventory, consists of a quantity and quality which, except as reflected in such reserve, is usable and saleable in the ordinary course of business consistent with past practice, and the items of such inventory are merchantable and fit for their particular use other than ordinary wear and tear. Each Seller has good title to such inventory, free and clear of all Liens (other than Permitted Liens).

         3.6.5 PAYABLES. All of the accounts payable and trade payables reflected on the Balance Sheet are, and all of the accounts payable and trade payables to be reflected on the balance sheet of the Business as of the Closing Date will be, (i) properly reflected on the Sellers' books and records in accordance with GAAP, and (ii) incurred in the ordinary course of business consistent with past practices.

         3.6.6 Since the date of the Balance Sheet, no Seller has changed any principle or practice with respect to the recordation of incurred-but-not-reported ("IBNR") medical expenses or the calculation of reserves therefor.

3.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE 3.7, no Seller has any liabilities or obligations with respect to the Business, and to the knowledge of Sellers and Principal there is no basis for any assertion against Seller of any such liability or obligation, except those liabilities or obligations which are (a) fully reflected or adequately reserved against in the Balance Sheet, (b) disclosed in this Agreement or in the Schedules hereto, or
(c) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate will not result in a Material Adverse Effect. For the purposes of this Agreement the phrase "LIABILITIES OR OBLIGATIONS" shall include any direct or indirect indebtedness, claim, loss, damage, deficiency (including deferred income tax and other net tax deficiencies), cost, expense, obligation, guarantee, or responsibility, whether accrued, absolute or contingent, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured.

3.8 ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 3.8 attached hereto, since the Balance Sheet Date, each Seller has conducted the Business in the ordinary course consistent with past practice, and no Seller has:

         3.8.1 suffered any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to result in or have a Material Adverse Effect on the Business;

         3.8.2 incurred, assumed or guaranteed any indebtedness for money borrowed, or incurred any liabilities or obligations other than in the ordinary course of business consistent with past practice and in any event not in excess of $50,000 in the aggregate;

         3.8.3 paid, discharged or satisfied any claim, Lien or liability, other than those (i) which were reflected or reserved against in the Balance Sheet and which were paid, discharged or satisfied in the ordinary course of business consistent with past practice or (ii) which were incurred and paid, discharged or satisfied since the Balance Sheet Date in the ordinary course of business consistent with past practice;

         3.8.4 permitted or allowed any of the Purchased Assets to be mortgaged, pledged or subjected to any Lien;

         3.8.5 written down the value of any inventory;

         3.8.6 leased or acquired any capital asset other than in the ordinary course of business and in any event not in excess of $50,000 in the aggregate;

         3.8.7 suffered any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or the Purchased Assets;

         3.8.8 entered into any transaction with any of its Affiliates, other than in the ordinary course of, and pursuant to the reasonable requirements of, the Business and upon terms that are no less favorable to it than it could obtain in a comparable transaction with a Person who was not such an Affiliate;

         3.8.9 made any change in any method of financial or tax accounting or any financial or tax accounting practice or in its method of maintaining books and records;

         3.8.10 increased the rate of compensation of, or paid any bonus to, any of its directors, officers or employees except in the ordinary course of business consistent with past practices;

         3.8.11 entered into or modified (except as may be required by applicable law) any Employee Plan, or any trust agreement or insurance contract related thereto, in respect of any of its present or former directors, officers or employees;

         3.8.12 experienced any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any of its employees, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any of its employees;

         3.8.13 entered into any transaction, contract or agreement relating to the Purchased Assets or the Business (including the acquisition or disposition of any of the Purchased Assets) or to the relinquishment by any Seller of any contract or other right, other than transactions, contracts, agreements and relinquishments entered into in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

         3.8.14 made any capital expenditure for additions or improvements to property, plant and equipment, other than in the ordinary course of business and in any event not in excess of $50,000 in the aggregate; or

         3.8.15 agreed to, or made any commitment to, do any of the foregoing.

3.9 TITLE AND CONDITION OF ASSETS.

         3.9.1 The Purchased Assets and the Excluded Assets constitute, and on the Closing Date will constitute, all of the assets and properties used or held for use in the conduct of the Business, and the Purchased Assets are, and on the Closing Date will be, in good repair and adequate to conduct the Business as currently conducted (ordinary wear and tear excepted). Seller has good, valid and marketable title to, or a valid leasehold interest in, the Purchased Assets, whether real, personal or mixed, tangible or intangible, free and clear of all Liens, except (a) Liens disclosed on the Balance Sheet, (b) the Permitted Liens, and (c) those Liens disclosed on SCHEDULE 3.9 which have terminated or will be released at Closing. The Purchased Assets include all of the assets and properties of the Business that are reflected on the Balance Sheet, except for the Excluded Assets and any of the Purchased Assets that may have been consumed or disposed of in the ordinary course of the Business consistent with past practices since the Balance Sheet Date or as permitted by this Agreement. At the Closing, Seller shall have sold, conveyed, transferred and assigned to Buyer, and Buyer shall have acquired, good and marketable title to, or a valid leasehold interest in, the Purchased Assets free and clear of all of Liens, other than Permitted Liens.

         3.9.2 Except as set forth on ANNEX 3.11D, SCHEDULE 2.1.1 describes all leases of real property (in each case together with all buildings, fixtures and improvements erected thereon and easements and other rights appurtenant thereto) currently used in the conduct of the Business by the Seller (the "REAL PROPERTY"), specifying in the case of leases or subleases, the name of the lessor or sublessor. The Real Property includes all real property, and only such real property, as currently used in connection with the conduct of the Business.

         3.9.3 Except as set forth on SCHEDULE 2.2.7, SCHEDULE 2.1.2 describes all personal property used or useable in connection with the conduct of the Business, including all machinery, equipment, furniture, vehicles, storage tanks, spare and replacement parts, fuel and other trade fixtures and fixed assets (the "PERSONAL PROPERTY"), specifying in the case of the Assumed Leases, the name of the lessor or sublessor. The Personal Property includes all personal property, and only such personal property, as is used or held for use in connection with the conduct of the Business.

         3.9.4 All leases of Real Property or Personal Property included in the Assumed Leases are in good standing and are valid, binding and enforceable against Sellers in accordance with their respective terms, and there does not exist under any such lease of Real Property or Personal Property any material default by Seller or any event that, with notice or lapse of time or both, would constitute a material default by Seller. To the knowledge of Sellers and Principal, no other party to the Assumed Leases is in material default and no event has occurred that, with notice or lapse of time or both, would constitute a material default by such party.

         3.9.5 The buildings, structures and equipment included in the Purchased Assets have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age, length of use, and ordinary wear and tear), are suitable for their present uses and, in the case of buildings and other structures, such buildings and other structures (including without limitation, the roofs) are structurally sound.

         3.9.6 No violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to the Business or any Purchased Asset currently exists. There are no developments affecting any of the Purchased Assets pending or, to the knowledge of Seller, threatened, which might materially detract from the value of such Purchased Assets, materially interfere with any present or intended use of any such Purchased Assets or materially adversely affect the marketability of such Purchased Assets.

3.10 LITIGATION; PROCEEDINGS. Except as set forth on SCHEDULE 3.10, there is no action, suit, investigation or proceeding pending or, to the knowledge of the Seller, threatened against or affecting the Business or any Purchased Asset before any Governmental Authority that, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have a Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. There is no action, suit or proceeding pending or, to the knowledge of the Seller, threatened by any third party fiscal intermediary or carrier administering any state Medicaid program or the Medicare program, by any Governmental Authority (including the Department of Health and Human Services and any state Medicaid agency) or by any third party payor against the Seller relating to the Business or the Purchased Assets, affecting the Business or the Purchased Assets or seeking to suspend payments to, or recoup or offset over payments from, the Seller relating to the Business or the Purchased Assets.

3.11 MATERIAL CONTRACTS.

         3.11.1 Except as set forth on SCHEDULE 3.11 (collectively, the "MATERIAL CONTRACTS") with respect to the Business, Seller is not a party to or subject to:

                  (a) any lease of real property (whether as lessor or lessee) or any lease providing for annual rental of $50,000 or more (whether payment or receipt);

                  (b) any contract with a health care provider for the lease of real property or equipment or for the provision of items or services;

                  (c) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for payments by Seller of, or pursuant to which in the last year Seller paid in the aggregate, $50,000 or more;

                  (d) any sales, distribution or other agreement providing for the sale or provision by Seller of materials, supplies, goods, services, equipment or other assets that provides for payments to Seller of, or pursuant to which in the last year Seller received in the aggregate, $50,000 or more;

                  (e) any partnership, joint venture or other similar contract arrangement or agreement;

                  (f) any contract or guarantee (other than endorsements of negotiable instruments in the ordinary course of business consistent with past practice) relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by an asset);

                  (g) any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by Seller;

                  (h) any agency, dealer, sales representative or other similar agreement;

                  (i) any agreement, contract or commitment that substantially limits the freedom of the Seller to compete in any line of business or geographic area or with any Person, or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or that would so limit the freedom of Buyer after the Closing Date;

                  (j) any agreement, contract or commitment which is or relates to an agreement with or for the benefit of any Affiliate of Seller;

                  (k) any contract or agreement with any Governmental Authority or third party fiscal intermediary or carrier administering any state Medicaid program or the Medicare program, any state Medicaid program, the Medicare program, any hospital, nursing facility or other inpatient health care facility, health maintenance organization, preferred provider organization or self-insured employer or other third party payor;

                  (l) any contract for personal services or employment (including contracts with present or former directors, officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers) which provides for a specific period of notice of termination of employment or payment in lieu thereof, and any union contract, collective bargaining agreement or other employee association agreements;

                  (m) any agreement or arrangement providing for the payment of any commission based on sales or revenues;

                  (n) any contract or agreement, not elsewhere specifically disclosed pursuant to this Agreement, involving the payment or receipt by Seller of $50,000 or more; or

                  (o) any other agreements, contracts, leases, licenses, and commitments to which Seller is a party (or under which Seller may be obligated or to which Seller or any of its rights, properties or assets may be subject or bound) which are material to the financial condition, results of operations, business, property or prospects of the Business.

         3.11.2 Sellers have delivered to Buyer a true, correct and complete copy of each of the Assumed Contracts and Assumed Leases. Each of the Assumed Contracts and the Material Contracts is a valid and binding agreement of Sellers and is in full force and effect against Sellers. Neither Sellers nor, to knowledge of any Seller, any other party thereto, is in default or breach in any material respect under the terms of any such agreement. There is no contract, agreement, commitment or obligation to which Seller is a party or is bound that requires or obligates Seller (i) to provide any services or goods to any Person for less than the standard published prices or rates of Seller, or (ii) to return or repay to any person any amounts received, or to forego collection of accounts receivable or future payments, from any Person in consideration of the performance of any services or the sale of any goods.

3.12 LICENSES AND PERMITS. SCHEDULE 3.12 correctly describes (a) each license, Medicaid and Medicare participation agreement, franchise, permit or other similar authorization affecting, or relating in any way to, the Business (the "PERMITS") and (b) each final certificate of need heretofore issued with respect to the Business. Except as set forth on the SCHEDULE 3.12, such Permits are valid and in full force and effect, and the Seller has not received any notice of any claim, default, complaint, citation or other proceeding relating to any such Permit. Assuming the related Consents have been obtained prior to the Closing Date, the Permits (excluding the Medicare and Medicaid participation agreements and related provider numbers which are Excluded Assets) are transferable by Seller to the extent transferrable by law. Upon consummation of such transactions, Buyer will, assuming the related Consents have been obtained prior to the Closing Date, have all of the right, title and interest in all the Permits.

3.13 INSURANCE COVERAGE. SCHEDULE 3.13 sets forth a complete and accurate list of all insurance policies and fidelity bonds covering the Purchased Assets and the operations and employees of the Business. There is no claim by any Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and each Seller is otherwise in material compliance with the terms and conditions of all such policies and bonds. Such insurance is adequate to cover all reasonably foreseeable risks associated with the Business and is in such amounts, with such deductibles and with such other terms as is prudent for a business such as the Business. No Seller knows of any threatened termination of, and has received no written notice of, any premium increase with respect to, any of such policies or bonds.

3.14 COMPLIANCE WITH LAWS.

         3.14.1 No Seller is in violation of, and has not during such Seller's ownership of the Purchased Assets violated, and, to the knowledge of Sellers and Principal, no Seller is under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any law, rule, ordinance or regulation, or judgment, order or decree entered by any Governmental Authority, applicable to the Purchased Assets or the Business.

         3.14.2 No Seller has engaged in any activities which are prohibited under, and each of the Assumed Contracts and Assumed Leases (to the extent applicable) complies with, 42 U.S.C. Section 1320a-7a or Section 1320a-7b, or the regulations promulgated thereunder, or any other related state or local statutes and regulations, including, but not limited to, the following (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its, his or her own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (iv) knowingly and willfully soliciting or receiving any remuneration, kickback, bribe or rebate, directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration in return for (A) illegally referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by a federal or state health care payment program, or (B) illegally purchasing, leasing or ordering, or arranging for or recommending purchasing, leasing or ordering, any goods, facility, service or item for which payment may be made in whole or in part by a federal or state health care payment program. To Sellers' knowledge, no physician (or his or her immediate family members) having a "financial relationship" (as that term is defined in 42 U.S.C. Section 1395nn) with any Seller or the Business is in a position, directly or indirectly, to refer patients or services to such Seller or the Business, or any such referral complies with the requirements of 42 U.S.C. Section 1395nn and the regulations promulgated pursuant thereto.

3.15 INTELLECTUAL PROPERTY. SCHEDULE 3.15 sets forth a list of all Proprietary Rights used or held for use in the conduct of the Business, specifying as to each, as applicable: (i) the nature of such Proprietary Right; (ii) the owner of such Proprietary Right; (iii) the jurisdictions by or in which such Proprietary Right is recognized without regard to registration or has been issued or registered or in which an application for such issuance of registration has been filed, including the respective registration or application numbers; and (iv) licenses, sublicenses and other agreements as to which Seller or any of its Affiliates is a party and pursuant to which any Person is authorized to use such Proprietary Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. No Seller has been sued, charged in writing with, or been a defendant in any claim, suit, action or proceeding relating to the Business that has not been finally terminated prior to the date hereof and that involves a claim of infringement involving the Proprietary Rights. Neither Sellers nor Principal has any knowledge of any other claim or infringement by any Seller, or of any continuing infringement by any other Person, of any Proprietary Rights. No Proprietary Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by any Seller or restricting the licensing thereof by any Seller to any Person. No Seller has entered into any agreement to indemnify any other Person against any charge of infringement involving the Proprietary Rights.

3.16 EMPLOYEES AND AGENTS.

         3.16.1 SCHEDULE 3.16 sets forth a complete and accurate list of the name, current rate of compensation and any vacation, holiday or sick pay, and any other compensation arrangements or benefits of each current employee of the Business (together with a description of any specific arrangements or rights concerning such employees that are not reflected in any agreement or document referred to in SCHEDULE 3.11). Except as set forth on SCHEDULE 3.16, no Seller currently has any pension, profit sharing, bonus, incentive, sick leave or sick pay or other plan applicable to any of the employees of the Business. No such employee has any vested or unvested retirement benefits or other termination benefits, except as described on SCHEDULE 3.16.

         3.16.2 Each Seller is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, unemployment compensation and the like, and is not engaged in any unfair labor or unlawful employment practice relating to the Business. Except as set forth on SCHEDULE 3.16, there is no unlawful employment practice or discrimination charge involving Seller pending before the Equal Employment Opportunity Commission ("EEOC"), EEOC recognized state "referral agency" or any other Governmental Authority with respect to the Business. Except as set forth on SCHEDULE 3.16, there is no unfair labor practice charge or complaint against Seller pending before the National Labor Relations Board ("NLRB") with respect to the Business. None of the employees of the Seller involved in the Business are represented by any labor union. Except as set forth on SCHEDULE 3.16, there is no labor strike, dispute, slow down or stoppage actually pending or, to knowledge of the Seller or Principal, threatened against or involving or affecting Seller and no NLRB representation question exists respecting any of the employees of the Seller involved in the Business. Except as set forth on SCHEDULE 3.16, no grievance or arbitration proceeding relating to the employees of the Seller involved in the Business is pending and no written claim therefor exists with respect to the Seller.

3.17 FINDERS' FEES. The Sellers have not directly or indirectly dealt with anyone acting in the capacity of a finder or broker and has not incurred any obligation for any finder's or broker's fee or commission in connection with the transactions contemplated by this Agreement.

3.18 ENVIRONMENTAL COMPLIANCE. Except as disclosed on SCHEDULE 3.18:

         3.18.1 No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to the knowledge of the Seller or Principal, threatened by any Governmental Authority or other Person
         (i) with respect to any actual or alleged violation by the Seller of any Environmental Law in connection with the conduct of the Business or the ownership of the Purchased Assets, (ii) with respect to any actual or alleged failure by the Seller to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of the Business or the ownership of the Purchased Assets, or (iii) with respect to any generation, treatment, storage, recycling, transportation or disposal or Release of any hazardous substance generated by the Business or the Purchased Assets.

         3.18.2 In connection with the operation of the Business or the ownership of the Purchased Assets, (i) Seller has not handled any Hazardous Substance, other than as a generator, on any property now or previously owned or leased by Seller; (ii) no polychlorinated biphenyls or urea formaldehyde is or has been present at any property now or previously owned or leased by Seller; (iii) to Sellers' knowledge no asbestos is or has been present at any property now or previously owned or leased by Seller; (iv) to Sellers' knowledge there are not underground storage tanks for Hazardous Substances, active or abandoned, at any property now or previously owned or leased by Seller;
         (v) to Sellers' knowledge no Hazardous Substance has been Released at, on or under any property now or previously owned or leased by Seller and (vi) to Sellers' knowledge no Hazardous Substance has been released or is present, in a reportable or threshold planning quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any property now or previously owned or leased by Seller.

         3.18.3 In connection with the operation of the Business or the ownership of the Purchased Assets, Seller has not transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed or proposed for listing under CERCLA, or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Buyer for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including claims under CERCLA.

         3.18.4 No oral or written notification of a Release of a Hazardous Substance has been filed by or on behalf of Seller with respect to the Business or the Purchased Assets and no property now or previously owned or leased by Seller with respect to the Business or the Purchased Assets is listed or, to the knowledge of Seller or Principal, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

         3.18.5 There are no environmental Liens on any of the Purchased Assets, and no governmental actions have been taken or are in process that could subject any of such Purchased Assets to such Liens. Seller would not be required to place any notice or restriction relating to the presence of Hazardous Substances at any property used in connection with the operation of the Business in any deed to such property.

         3.18.6 There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of Seller in relation to any Purchased Assets which have not been delivered to Buyer prior to the date hereof.

3.19 TAX MATTERS. Seller has filed when due in accordance with all applicable laws (or properly and timely filed an extension therefor) all Returns required under applicable statutes, rules or regulations to be filed by Seller with respect to all Taxes. As of the time of filing, the Returns were accurate and complete in all material respects. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any of the Purchased Assets. None of the Purchased Assets (i) is property which is required to be treated as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code, (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

3.20 ASSETS OF PRINCIPAL. There are no assets of Principal used in, or useful to, the Business which are not being conveyed to Buyer pursuant to this Agreement.

3.21 DISPOSITION OF EQUIPMENT. Except as set forth in Section 6.1.2, there has been no disposition of the Purchased Assets by Seller or Principal since January 1, 1999.

3.22 MEDICARE AND MEDICAID COST REPORTS. Sellers have delivered to Buyer complete and accurate copies of all Medicare and Medicaid cost reports relating to the Business filed by the Sellers within the past three (3) years. The information contained in such reports is true and correct in all material respects.

3.23 ACCURACY OF INFORMATION. The statements contained in the Exhibits and Schedules hereto or any certificate to be delivered at the Closing by the Seller or Principal to Buyer in connection with this Agreement or any of the transactions contemplated hereby shall be deemed to constitute representations and warranties under this Agreement to the same extent as if set forth in this Agreement in full.

              ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warranties to the Sellers and Principal as follows:

4.1 ORGANIZATION AND EXISTENCE. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida, and has all corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted.

4.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate power and authority of Buyer. This Agreement has been duly authorized, executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting rights of creditors generally and to general principles of equity.

4.3 GOVERNMENTAL AUTHORIZATION. Except as set forth in SCHEDULE 3.3 attached hereto, the execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby and thereby by Buyer, do not and will not require any consent, approval or action by or in respect of, or any declaration, filing or registration with, any Governmental Authority.

4.4 NON-CONTRAVENTION. The execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby and thereby by Buyer, do not and will not, with or without the giving of notice, the lapse of time or both: (i) contravene or conflict with the articles of incorporation or by-laws of Buyer, or (ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer.

4.5 FINDERS' FEES. The Buyer have not directly or indirectly dealt with anyone acting in the capacity of a finder or broker and has not incurred any obligation for any finder's or broker's fee or commission in connection with the transactions contemplated by this Agreement.

                      ARTICLE V - COVENANTS OF ALL PARTIES

         Each of the parties hereby covenants and agrees with the other parties as follows:

5.1 COOPERATION. Each party shall cooperate fully with the other parties hereto in furnishing any information or performing any action reasonably requested by any such party, which information or action is necessary to the speedy and successful consummation of the transactions contemplated by this Agreement or is necessary, appropriate or desirable for the corporate purposes of Buyer. Subject to its further rights under this Agreement, each party shall use all reasonable efforts to cause the Closing to occur at the earliest practicable time.

5.2 OTHER REQUIRED INFORMATION. Each party shall furnish to the other parties hereto any application or statement, and all information concerning itself and its Affiliates as may be required to be set forth in any application or statement, to be filed with any Governmental Authority in connection with the transactions contemplated by this Agreement.

5.3 MISCELLANEOUS AGREEMENTS AND CONSENTS. Subject to the terms and conditions provided in this Agreement, each party shall use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate the transactions contemplated by this Agreement. Each party will use all reasonable efforts to obtain consents of all third parties and Governmental Authorities necessary, appropriate or desirable for the consummation of the transactions contemplated by this Agreement. Prior to the Closing, Buyer shall have the right to meet, discuss, and negotiate or re-negotiate contract terms with third parties who currently have contracts with the Seller that will be included in the Assumed Leases or Assumed Contracts.

                      ARTICLE VI - COVENANTS OF THE SELLER

         The Sellers and Principal hereby agree with Buyer as follows:

6.1 CONDUCT OF THE BUSINESS. From the date hereof through the Closing Date, the Sellers shall conduct the Business in the ordinary course consistent with past practice and use all reasonable efforts to preserve intact the business organization, goodwill and relationships with third parties of the Business, and to keep available the services of the present employees of the Business. From the date hereof through the Closing, each Seller shall:

         6.1.1 use all reasonable efforts to maintain the Purchased Assets in substantially the state of repair, order and condition as on the date hereof (reasonable wear and tear excepted);

         6.1.2 not sell, lease, license or otherwise dispose of any Purchased Asset except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course of business consistent with past practice;

         6.1.3 not allow the inventory of supplies, drugs and other disposable goods in the Business to be materially depleted from their levels as of the date hereof;

         6.1.4 not change any collection practices with respect to Accounts Receivable or write off any Accounts Receivable disclosed on the Balance Sheet, except as may be required in accordance with GAAP;

         6.1.5 not increase the level of accounts payable or trade payables beyond the level disclosed on the Balance Sheet, except in the ordinary course of business consistent with the past practices;

         6.1.6 use all reasonable efforts to maintain in full force and effect, without qualification or limitation, all Permits currently in effect with respect to the Business;

         6.1.7 maintain in full force and effect the insurance policies and binders currently in effect with respect to the Business;

         6.1.8 cause to be paid when due, all accounts payable, trade payables, Taxes, assessments and charges or levies imposed upon it with respect to or on the Business or any of the Purchased Assets or which it is required to withhold and pay over, other than any which it may contest in good faith;

         6.1.9 not take any action which would adversely affect their title to any of the Purchased Assets; and

         6.1.10 agree or commit to do any of the foregoing.

6.2 DISCHARGE OF LIABILITIES. The Sellers shall pay all of the Excluded Liabilities as and when the same shall become due and payable. The Buyer shall pay all Assumed Liabilities as and when the same shall become due and payable.

6.3 ACCESS. The Sellers shall permit officers, employees, agents, attorneys and accountants and other persons designated by Buyer full access after reasonable notice during normal business hours to the properties, books, contracts, commitments, tax returns, examination reports and surveys of Governmental Authorities, and other records of the Sellers relating to the Purchased Assets and the Business, and shall furnish (at no cost to Buyer) such financial and operating data and other information relating to the Purchased Assets and the Business as such Persons may reasonably request. Unless prohibited by law or contract, such designees of Buyer shall be furnished (at no cost to Buyer) with accurate and complete copies of such contracts, commitments and other records and all other information relating to the Purchased Assets and the Business as such designees may reasonably request. The Sellers shall cause their employees, accountants, attorneys, financial advisors and other agents or representatives to cooperate with Buyer in its investigation of the Business.

6.4 NOTICES OF CERTAIN EVENTS. The Sellers shall notify Buyer, as soon as practicable but in no event less than one business day, of:

         6.4.1 any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

         6.4.2 any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

         6.4.3 any actions, suits, claims, investigations or proceedings commenced or, to their knowledge, threatened relating to or involving or otherwise affecting any Seller, the Purchased Assets or the Business that, if it had existed on the date of this Agreement, would have been required to have been disclosed pursuant to Article III or that relate to the consummation of the transactions contemplated by this Agreement; and

         6.4.4 any matter arising or discovered after the date hereof that, if existing or known on the date of this Agreement, would have been required to be disclosed pursuant to Article III, or that constitutes a breach or prospective breach of this Agreement by any Seller. The delivery of any such notice shall not affect Buyer's remedies hereunder.

6.5 NONCOMPETITION.

         6.5.1 Until the fifth anniversary of the Closing Date, the Sellers, Principal and their respective Affiliates shall not directly or indirectly, establish, acquire, operate, manage, own, control, or finance any Competing Business of Buyer. For purposes hereof, "COMPETING BUSINESS OF BUYER" shall mean any health care business or other entity of any type, licensed or unlicensed, existing or to be formed, that (i) provides any services that are similar to those provided by the Business or Buyer (including, without limitation, rehabilitation, speech therapy, occupational therapy, or physical therapy services), and, (ii) is located anywhere within a twenty-five
         (25) mile radius of any office or location where the Business is conducted. This provision shall not prohibit Principal from subcontracting with any Competing Business of Buyer for purposes of fulfilling Principal's contractual obligations under global capitation agreements to which Principal is a party; provided, however, for a period of eighteen (18) months after the Closing Date, that Principal shall first offer the right to provide such services to Buyer, and Buyer shall accept or reject such offer within five (5) business days of receipt of the offer. If Buyer rejects the offer, or refuses to respond within the five day period, Principal may contract for such services with a Competing Business of Buyer on terms no more favorable than the terms offered to Buyer.

         6.5.2 If any provision contained in this Section shall for any reason by held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Each party acknowledges that the other party would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate such party for any such breach. The parties agree that the injured party shall be entitled to injunctive relief requiring specific performance by the breaching party of this Section. This Section 6.5 shall survive the Closing.

6.6 PUBLICITY. Except as otherwise required by applicable law or the disclosure rules and regulations of the Securities Exchange Commission, neither Sellers nor Principal shall issue any press release or make any other public statement (including statements to employees of the Business) relating to this Agreement or the transactions contemplated hereby without obtaining the prior approval of Buyer to the contents and manner of presentation and publication thereof.

6.7 TRADEMARKS; TRADENAMES. As soon as practicable after the Closing Date, the Sellers and Principal shall eliminate the use of all of the trademarks, trade names, service marks and service names included in the Purchased Assets, in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts and business documents.

6.8 NO NEGOTIATION WITH THIRD PARTIES. From the date hereof until the Closing Date, the Sellers, Principal and their respective Affiliates, agents or representatives shall not, directly or indirectly, encourage, solicit or engage in any discussions or negotiations with, provide any information to, or approve any transaction with, any Person concerning the possible purchase or sale of all or any part of the Business or the Purchased Assets or the merger, consolidation, affiliation or other similar transaction involving the Business, other than as permitted by this Agreement. The Sellers or Principal shall promptly notify Buyer of any contact by any Person with respect to any such possible transaction.

6.9 REIMBURSEMENT OBLIGATIONS. Before the Closing, the Sellers shall repay or make arrangements to repay to all Governmental Authorities with jurisdiction over the Business (including the Health Care Financing Administration) any amounts owed (and not subject to any dispute) to such Governmental Authorities by the Sellers with respect to the operation of the Business prior to the Closing Date. The parties acknowledge that overpayments or underpayments to the Sellers by the Medicaid or Medicare programs for periods ending prior to the Closing Date may be discovered after the Closing, whether in connection with an audit of the Business or otherwise. The Sellers shall remain liable for all such overpayments received by the Sellers. Any appeals from any Medicare, Medicaid or other third-party payor adjustments may be pursued by Sellers at Sellers' cost. Sellers shall cause the proceeds of all Accounts Receivable and all Medicare and Medicaid receipts which are paid to or otherwise received by Sellers after the Closing Date to be deposited into the Lockbox to be established by the parties for the purpose of collecting Accounts Receivable. Buyer shall have sole and exclusive authority to withdraw funds from the Lockbox and Sellers shall have no right to any monies deposited in the Lockbox. Sellers shall obtain any and all authorizations or consents required under this Section 6.9.

6.10 MEDICARE AND MEDICAID REPORTS. The Sellers shall prepare, execute and file on a timely basis all interim cost reports and all other reports and statements required to be filed with all intermediaries and any other public or private third party payor or Governmental Authority in connection with the transactions contemplated by this Agreement. Sellers shall submit cost reports to Medicare for fiscal year 1998 no later than May 31, 1999 and final cost reports to Medicare no later than August 31, 1999. At the Closing, Sellers shall execute and deliver to Buyer a written notice in the form attached hereto as EXHIBIT B terminating the Medicare provider numbers and participation agreements of Sellers which are not being assigned to Buyer. Sellers shall cooperate with Buyer regarding the termination of Sellers' Medicare provider numbers and the transfer of the assumed Medicare provider number to Buyer.

6.11 PAYMENT TO BUYER FOR EXPENSE ADJUSTMENTS AFTER CLOSING. If after the Closing Date Buyer is required from time to time to pay any amounts that relate to the operation of the Business before the Closing Date (other than the Assumed Liabilities), Buyer shall promptly provide Sellers' written notice and details of same. Sellers or Principal shall, within ten (10) days of such written notice from Buyer, pay to Buyer the amount of such required payment. Any amounts not paid by Sellers or Principal within such period and any amount not paid pursuant to Section 2.7 shall accrue interest at the rate of 8% per annum.

6.12 CONSENTS. The Seller and Principal shall use all reasonable efforts to obtain consents in writing to the transactions contemplated by this Agreement (including the Consents) and such amendments, assignments or modifications of such documents or instruments as may be required so that the transactions contemplated by this Agreement shall not result in any default with respect to any law, rule, regulation, order, decree, license, agreement, contract, commitment or instrument to which any Seller is a party or by which any Seller or any of the Purchased Assets is bound.

6.13 ACCURACY REPRESENTATIONS AND WARRANTIES. The Sellers and Principal shall not (i) take, or agree to commit to take, any action that would make any representation and warranty of the Seller or Principal inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

6.14 CONFIDENTIALITY. Prior to the Closing Date and after any termination of this Agreement, all information furnished by the Buyer or its Affiliates to Sellers or Principal in connection with this Agreement and the transactions contemplated hereby shall be kept confidential by (and shall be used by Sellers and Principal only in connection with this Agreement and the transactions contemplated by this Agreement or as is necessary, appropriate or desirable for the corporate purposes of Sellers or Principal), except to the extent that such information (i) is or becomes generally available to the public other than as a result of disclosure by Sellers or Principal or any of their respective directors, officers, employees, agents or advisors, (ii) was within the possession of Sellers or Principal prior to its being furnished to Sellers or Principal by or on behalf of the Buyer, (iii) becomes available to Sellers or Principal on a non-confidential basis from a source other than Buyer or any of its directors, officers, employees, agents or advisors, or (iv) is required to be disclosed by any lawful statute, rule, regulation, order, or subpoena. Sellers and Principal may disclose such information to their respective directors, officers, employees, agents or advisors in connection with the transactions contemplated by this Agreement so long as such Persons are informed of the confidential nature of such information and are directed to treat such information confidentially. If the transactions contemplated by this Agreement shall fail to be consummated, Sellers and Principal shall promptly cause all copies of documents or extracts thereof containing information and data as to the Buyer to be returned or destroyed.

6.15 COLLECTION OF ACCOUNTS RECEIVABLE. Sellers and Principal shall cooperate with, and use reasonable efforts (other than the obligation to expend monies) to assist Buyer with, the collection of the Accounts Receivable after the Closing Date, including causing all proceeds of the Accounts Receivable to be deposited in the Lockbox and surrendering full control over the Lockbox to Buyer in accordance with Section 6.9 hereof and, to the extent permitted by law, providing Buyer and its agents and employees with access to Sellers or its Affiliates computer systems, programs, data and other assets necessary for Buyer to collect the Accounts Receivable. Sellers and Principal shall provide Buyer with access to, or copies of, any documentation necessary or desirable for Buyer to verify or pursue collection of any Accounts Receivable. Buyer shall have the right to use any and all tradenames used by Sellers for purposes of collecting the Accounts Receivable.

6.16 PROFESSIONAL LIABILITY INSURANCE. For a period of two (2) years following the Closing Date, Principal shall, at its cost, maintain in full force and effect the claims-made professional liability insurance policies in effect with respect to Sellers as of the Closing Date, with the same minimum liability and coverage limits as in effect as of the Closing Date. Such policies shall name Buyer as additional insured, provided that Buyer shall pay any cost associated with being named as an additional insured. Within five (5) days following the Closing Date, Principal shall provide Buyer with a certificate of insurance from the insurer indicating that the policy will not be cancelled, terminated or amended without at least thirty (30) days' written notice to Buyer.

                        ARTICLE VII - COVENANTS OF BUYER

         Buyer hereby covenants and agrees with the Sellers and Principal as follows:

7.1 CONSENTS. Buyer shall use all reasonable efforts to obtain all consents and approvals of Governmental Authorities and other Persons necessary for the consummation of the transactions contemplated by this Agreement. Buyer shall diligently file all requisite applications or notices with such Governmental Authorities and shall diligently respond to any comments thereon from such Governmental Authorities.

7.2 ACCESS. After the Closing, Buyer shall permit the Sellers and Principal and their respective agents, attorneys and accountants and other persons designated by the Sellers or Principal full access after reasonable notice during normal business hours to the books and records which relate to the operation of the Business prior to the Closing Date and to any computer equipment, servers, and software programs containing data used by Principal in its operations other than the Business, to the extent reasonably necessary to enable the Sellers or Principal (i) to investigate any claim for indemnification or otherwise exercise their rights under Article IX, (ii) to defend any claim, action, suit or other legal proceeding involving the Sellers or Principal and related to the Business, including, without limitation, Sellers' obligations pursuant to Sections 5.4,
6.9 and 6.14 hereof, or (iii) to prepare audits related to the operation of the Business prior to the Closing Date.

7.3 CONFIDENTIALITY. Prior to the Closing Date and after any termination of this Agreement, all information furnished by the Sellers or Principal or their respective Affiliates to Buyer in connection with this Agreement and the transactions contemplated hereby shall be kept confidential by (and shall be used by Buyer only in connection with this Agreement and the transactions contemplated by this Agreement or as is necessary, appropriate or desirable for the corporate purposes of Buyer), except to the extent that such information (i) is or becomes generally available to the public other than as a result of disclosure by Buyer or any of its directors, officers, employees, agents or advisors, (ii) was within the possession of Buyer prior to its being furnished to Buyer by or on behalf of the Sellers, (iii) becomes available to Buyer on a non-confidential basis from a source other than Sellers or any of its directors, officers, employees, agents or advisors, or (iv) is required to be disclosed by any lawful statute, rule, regulation, order, or subpoena. Buyer may disclose such information to its directors, officers, employees, agents or advisors in connection with the transactions contemplated by this Agreement so long as such Persons are informed of the confidential nature of such information and are directed to treat such information confidentially. If the transactions contemplated by this Agreement shall fail to be consummated, Buyer shall promptly cause all copies of documents or extracts thereof containing information and data as to the Sellers to be returned or destroyed.

7.4 PUBLICITY. Except as otherwise required by applicable law or the disclosure rules and regulations of the Securities Exchange Commission, Buyer shall not issue any press release or make any other public statement relating to this Agreement or the transactions contemplated hereby prior to the Closing without obtaining the prior approval of Seller and Principal to the contents and manner of presentation and publication thereof.

7.5 PAYMENT TO PRINCIPAL FOR FAILURE TO SATISFY ASSUMED OBLIGATIONS. If after the Closing Date, Sellers or Principal are required from time to time to pay any amounts that relate to the Assumed Liabilities, Sellers or Principal shall promptly provide Buyer written notice and details of same. Buyer shall, within ten (10) days of such written notice, pay to Sellers or Principal (as appropriate) the amount of such required payment. Any amounts not paid by Buyer within such period shall accrue interest at the rate of 8% per annum.

7.6 ACCURACY OF REPRESENTATIONS AND WARRANTIES. Buyer shall not (i) take, or agree to commit to take, any action that would make any representation and warranty of the Buyer inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

                 ARTICLE VIII - EMPLOYEES AND EMPLOYEE BENEFITS

8.1 ERISA REPRESENTATIONS. Each Seller and Principal hereby represent and warrant to Buyer as follows:

         8.1.1 SCHEDULE 8.1.1 sets forth a complete and accurate list of each Employee Plan and each Benefit Arrangement that covers any employee of the Business, copies or descriptions of all of which have previously been furnished to Buyer. With respect to each Employee Plan, Seller has provided the most recently filed Form 5500 and an accurate summary description of such plan. Seller has provided Buyer with, or has caused to be provided to Buyer, complete age, salary, service and related data as of the most recent practicable date for employees of the Business.

         8.1.2 No Employee Plan is a Multiemployer Plan and no Employee Plan is subject to Title IV of ERISA. Neither Seller nor any of Seller's Affiliates has incurred any liability under Title IV or ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA that could become, after the Closing Date, an obligation of Buyer or any of its Affiliates.

         8.1.3 Each Employee Plan which is intended to be qualified under
         Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Seller has furnished to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan is fully funded with no outstanding accrued liabilities or payment obligations on the part of Seller and has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan.

         8.1.4 Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

         8.1.5 With respect to the employees of the Business, there are no employee post-retirement medical or health plans in effect, except as required by Section 162(i) of the Code.

         8.1.6 Except as disclosed in writing to Buyer prior to the date hereof, there has been no amendment to, written interpretation of or announcement (whether written or not written) by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the most recent fiscal year.

         8.1.7 The Purchased Assets are not now nor will they with the passage of time become subject to any Lien imposed under Code Section 412(n) by reason of the failure of Seller or its Affiliates to make timely installments or other payments required by Code Section 412.

         8.1.8 No Transferred Employee will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

8.2 EMPLOYEES AND OFFERS OF EMPLOYMENT. On or prior to the Closing Date, Buyer may, but shall not be obligated to, offer employment to any or all employees of the Business. Discussion of employment with any employee of the Business shall not be deemed a violation of Buyer's obligation of confidentiality pursuant to
SECTION 7.3 hereof. Any such offers shall be at such salary or wage and benefit levels and on such other terms and conditions as Buyer shall in its sole discretion deem appropriate. The employees who accept and commence employment with Buyer are hereinafter collectively referred to as the "TRANSFERRED EMPLOYEES." Sellers shall not take any action that would impede, hinder, interfere or otherwise compete with Buyer's effort to hire any Transferred Employees. Buyer shall not assume responsibility for any Transferred Employee until such employee commences employment with Buyer. Buyer shall comply with any applicable notice or reporting requirements of the federal WARN Act of any similar requirement under state law.

8.3 SELLERS' EMPLOYEE BENEFIT PLANS.

         8.3.1 The Sellers shall retain all obligations and liabilities under the Employee Plans and Benefit Arrangements including, without limitation, liabilities or obligations under Sellers' 401(k) plan, in respect of each employee or former employee of Sellers, including Transferred Employees, or any of their Affiliates (including any beneficiary thereof), and neither Buyer nor any of its Affiliates shall have any liability with respect thereto. Except as expressly set forth herein or unless included as an Assumed Contract, no assets of any Employee Plan or Benefit Arrangement shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates. Accrued benefits or account balances of Transferred Employees under the Employee Plans and Benefit Arrangements shall be fully vested as of the Closing Date.

         8.3.2 With respect to the Transferred Employees (including any beneficiary or dependent thereof), Seller shall retain (i) all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) to the extent that such liability or obligation relates to contributions or premiums accrued (whether or not payable), or to claims incurred (whether or not reported), on or prior to the Closing Date, (ii) all liabilities and obligations arising under any worker's compensation arrangement to the extent such liability or obligation relates to the period on or prior to the Closing Date, including liability for any retroactive worker's compensation premiums attributable to such period and (iii) all other liabilities and obligations arising under the Employee Plans and the Benefit Arrangements to the extent any such liability or obligation relates to the period on or prior to the Closing Date; provided, however, that Buyer shall assume the obligation to provide accrued vacation time to the Transferred Employees.

         8.3.3 With respect to any Transferred Employee (including any beneficiary or dependent thereof) who enters a hospital or is on short-term disability under any Benefit Arrangement on or prior to the Closing Date and continues in a hospital or on short-term disability after the Closing Date, Seller shall be responsible for claims and expenses incurred both before and after the Closing Date in connection with such Person, to the extent that such claims and expenses are covered by a Benefit Arrangement, until such time (if any) that, in the case of a Transferred Employee, such Person begins full-time employment with Buyer or one of its Affiliates and, in the case of any beneficiary or dependent of a Transferred Employee, such Person's hospitalization has terminated. With respect to any Benefit Arrangements covering medical expenses and other costs relating to pregnancies and maternity leave, Seller shall be responsible for all claims (whether or not reported) and expenses incurred during the period prior to and ending on the Closing Date, and Buyer or one of its Affiliates shall be responsible for such benefit arrangements covering such pregnancies and maternity leave for the period subsequent to the Closing Date.

8.4 BUYER BENEFIT PLANS. Buyer or one of its Affiliates will recognize all service of the Transferred Employees with Sellers or any of their Affiliates, only for purposes of eligibility to participate in those employee benefit plans, within the meaning of Section 3(3) of ERISA, in which the Transferred Employees are enrolled by Buyer or one of its Affiliates immediately after the Closing Date.

8.5 NO THIRD PARTY BENEFICIARIES. No provision of this Article VIII shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Sellers or of any of their Affiliates in respect of continued employment (or resumed employment) with either Buyer or the Business or any of their Affiliates, and no provision of this Article VIII shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement that may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.

8.6 COBRA. Sellers shall notify all employees of the Business in writing of their rights with regard to any group health plan coverage, shall timely collect and remit all premiums to the appropriate party, and perform all other actions mandated by Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") as codified in Section 4980B of the Code and that are required to be given, collected, or otherwise performed as a result of the Closing under this Agreement.

                          ARTICLE IX - INDEMNIFICATION

9.1 SURVIVAL OF REPRESENTATIONS. The representations, warranties, covenants and agreements made by the Buyer, Sellers, and Principal in this Agreement or any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for a period of two (2) years following the Closing Date. Any investigation or other examination that may have been made at any time by or on behalf of the party to whom representations and warranties are made shall not limit, diminish or in any way affect the representations and warranties in this Agreement, and the parties may rely on the representations and warranties in this Agreement irrespective of any information obtained by them by any investigation, examination or otherwise.

9.2 INDEMNIFICATION BY SELLERS AND PRINCIPAL. The Sellers and Principal, jointly and severally, shall indemnify, defend and hold harmless Buyer from and against any damages, losses, liabilities, costs and expenses (including reasonable expenses of investigation and reasonable attorneys' fees in connection with any claim, action, suit or proceeding), net of any insurance recovery, (collectively, "LOSSES") incurred or suffered by Buyer or any of its Affiliates occasioned or caused by, resulting from or arising out of (i) any Excluded Liability, (ii) any inaccuracy (or alleged inaccuracy) in or breach (or alleged breach) of any representation or warranty of the Sellers or Principal set forth in this Agreement or any certificate or other writing delivered pursuant hereto or in connection herewith, (iii) any failure (or alleged failure) by the Sellers or Principal to perform any of their obligations or covenants set forth in this Agreement or any certificate or other writing delivered pursuant hereto or in connection herewith, (iv) any violation by Sellers or Principal, or their respective Affiliates, of state or federal laws governing health care fraud and abuse or participation in the Medicare, Medicaid, or any other state or federal health care reimbursement program including, without limitation, any reimbursement recapture, adjustments, disallowances, overpayments, penalty assessments, or charge whatsoever with respect to any period (or partial period) ending on or before the Closing Date, and (v) any and all actions, suits, litigation, arbitration, proceedings, investigations or claims arising out of any of the foregoing or out of facts that have occurred on or before the Closing Date even though such action, suit, litigation, arbitration, proceeding, investigation or claim may not be filed or come to light until after the Closing Date.

9.3 INDEMNIFICATION BY BUYER. Buyer shall indemnify, defend and hold harmless the Sellers and Principal from and against any Losses incurred or suffered by the Sellers or Principal or any of their respective Affiliates occasioned or caused by, resulting from or arising out of (i) any Assumed Liability, (ii) any inaccuracy (or alleged inaccuracy) in or breach (or alleged breach) of any representation or warranty of Buyer set forth in this Agreement or any certificate or other writing delivered pursuant hereto or in connection herewith, (iii) any failure (or alleged failure) by Buyer to perform any of its obligations or covenants set forth in this Agreement or any certificate or other writing delivered pursuant hereto or in connection herewith, and (iv) any and all actions, suits, litigation, arbitration, proceedings, investigations or claims arising out of any of the foregoing or out of facts that have occurred after the Closing Date.

9.4 PROCESS OF INDEMNIFICATION. A party seeking indemnification ("the "indemnified party") under this Article IX shall promptly notify the party against whom indemnification is sought (the "indemnifying party") in writing of the assertion of any claim by a third party or the discovery of any fact upon which the indemnified party intends to base a claim hereunder. Such notice shall set forth the amount of the claim and specify the alleged basis of the claim. The delay or failure of any party to provide notice hereunder shall not in any way limit indemnification rights hereunder except to the extent that by such delay or failure shall have a Material Adverse Effect on the indemnifying party.

         9.4.1 With respect to claims for indemnification that do not involve a claim by a third party, the indemnifying party shall pay the full amount of the claim to the indemnified party as soon as possible but in no event later than sixty (60) days after written notice of the claim is received by the indemnifying party (the "Payment Date"). In the event the indemnifying party disputes the amount of the claim, the indemnifying party shall give written notice of the dispute to the indemnified party within ten (10) days of receipt of the claim and the parties shall negotiate in good faith to resolve the dispute prior to the Payment Date. In the event the parties fail to resolve the dispute prior to the Payment Date, the parties shall appoint Ernst & Young, to resolve the dispute regarding the amount of the claim. The independent accountant shall render his or her decision as quickly as possible but in no event more than thirty (30) days following his or her appointment, and the decision of the independent accountant shall be final and binding on the parties. The indemnifying party shall pay the final amount of the claim, if any, to the indemnified party within ten
         (10) days following the decision of the independent accountant. Any amounts which are not paid within the periods set forth in this Section
         9.4.1 shall accrue interest from and after the payment due date at a rate of 8% per annum. The cost of the independent accountant shall be shared by the parties in proportion to the percentage by which the amount of the claim by each such party deviates from the amount of the claim as determined by the independent accountant.

         9.4.2 In the case of third party claims or assertions, each indemnified party shall, at the expense of the indemnifying party, cooperate with the indemnifying party in determining the validity of any such claim or assertion. In connection with any third party claim to which the indemnified party is entitled to indemnification hereunder, the indemnifying party shall select counsel to direct the defense of such third party claim, which counsel shall be reasonably satisfactory to the indemnified party. The indemnifying party shall arrange for such counsel to inform the indemnified party on a regular basis of the status of such case. The indemnified party may, at its election and expense, participate in the defense of such third party claim. The indemnifying party shall not settle any such claim without the consent of the indemnified party if any relief, other than the payment of money damages, would be granted by such settlement or if the indemnified party would be liable to the third party for the amount of such settlement.

9.5 LIMITATIONS. No party shall be entitled to bring any claim for indemnification against any other party to this Agreement until the aggregate amount of all Losses exceeds $250,000 ("Threshold"); provided, however, that the party seeking indemnification shall be entitled to recover the full amount of its Losses to the extent the aggregate of all losses exceeds the Threshold. In no event shall any party be required to indemnify any other party hereunder for Losses in excess of the amount of the Purchase Price No party shall be entitled to assert a claim for indemnification for breach of a representation or warranty by any other party to this Agreement after two (2) years following the Closing Date. The limitations set forth in this SECTION 9.5 shall not apply to indemnification by Sellers and Principal for Losses to Buyer arising out of (i) a breach by Sellers or Principal of the representations and warranties set forth in SECTION 3.1 (corporate existence and power), 3.2 (corporate authorization), 3.9.1(c) (Title to Assets), 3.19 (Taxes) or ARTICLE VIII (Employees and Employee Benefits), or (ii) any claim for indemnification pursuant to SECTION 9.2(iv) hereof, or (iii) any breach of Sellers' obligation for the post-Closing payments described in SECTION 2.7.2(A) hereof.

9.6 CERTAIN REMEDIES AVAILABLE. Notwithstanding anything in this Agreement to the contrary, this Article IX shall apply only with respect to post-Closing indemnification obligations and shall not limit the rights of Buyer under
Article IX in the event the Closing does not occur or in respect of any breach of any covenant set forth herein or in any related agreement to be performed at or after the Closing.

                            ARTICLE X - MISCELLANEOUS

10.1 CASUALTY, RISK OF LOSS. The Sellers shall bear the risk of all loss or damage to the Purchased Assets from all causes and all loss or damage arising out of or related to the operation of the Business until the Closing. If at any time prior to the Closing any material portion of the Purchased Assets is damaged or destroyed as a result of fire, other casualty or for any reason whatsoever, or in the event condemnation or eminent domain proceedings (or private purchase in lieu thereof) shall be commenced by any public or quasi-public authority having jurisdiction against all or any part of the Purchased Assets, Sellers shall immediately give notice thereof to Buyer. Buyer shall have the right, in its sole and absolute discretion, within ten (10) days of receipt of such notice, to (i) elect not to proceed with the Closing and terminate this Agreement, or (ii) proceed to Closing and consummate the transactions contemplated hereby and receive any and all insurance proceeds received or receivable by Sellers on account of any such casualty plus payment by Sellers to Buyer of all deductible amounts required under the insurance policy.

10.2 SPECIFIC PERFORMANCE. Each of the parties to this Agreement hereby acknowledges that the other parties will have no adequate remedy at law if it fails to perform any of its obligations under this Agreement. In such event, each of the parties agrees that the other parties shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement.

10.3 EXPENSES. Except as otherwise expressly set forth herein, all fees and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby will be borne by Buyer and all fees and expenses incurred by the Sellers and Principal in connection with this Agreement and the transactions contemplated hereby will be borne by the Sellers and Principal.

10.4 FURTHER ASSURANCES. If at any time after the Closing, Buyer shall consider it advisable that any further conveyance, agreements, documents, instruments and assurances of law or any other things are necessary or desirable to vest, perfect, confirm or record in Buyer the title to any of the Purchased Assets, the Sellers and Principal shall execute and deliver, upon Buyer's request, any and all proper conveyances, agreements, documents, instruments and assurances of law, and do all things reasonably necessary or proper to vest, perfect, confirm or record title to the Purchased Assets in Buyer and otherwise to carry out the provisions of this Agreement.

10.5 PARTIES IN INTEREST. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the parties hereto and their permitted successors or assigns any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

10.6 ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits hereto, supersede any other agreement, whether written or oral, that may have been made or entered into by the parties or any of their Affiliates relating to the matters contemplated hereby. This Agreement, together with the Schedules and Exhibits hereto, constitute the entire agreement by the parties, and there are no agreements or commitments except as set forth herein and therein.

10.7 AMENDMENT OR MODIFICATION. This Agreement may be amended only with the written consent of Buyer and the Sellers.

10.8 WAIVER. Any party to this Agreement may, by written notice to the other parties to this Agreement, (a) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement; (b) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement; or (c) waive or modify performance of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, conditions or agreements contained in this Agreement. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

10.9 ASSIGNABILITY. Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other parties; PROVIDED, HOWEVER, that Buyer may, upon written notice to Principal, assign this Agreement and any of its rights hereunder to any Affiliate of Buyer without the prior written consent of any other party.

10.10 HEADINGS AND INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Terms such as "herein," "hereof" and "hereinafter" refer to this Agreement as a whole and not to the particular sentence or paragraph where they appear, unless the context otherwise requires. References in this Agreement to Articles, Sections, Exhibits or Schedules shall be to Articles, Sections, Exhibits or Schedules to this Agreement, unless otherwise indicated. Unless the context otherwise requires, (i) terms used in the plural include the singular, and vice versa, and (ii) words in the masculine gender include the feminine, and vice versa.

10.11 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be delivered by hand or overnight courier service, by certified mail, return receipt requested, or by facsimile, as follows:

         If to Buyer:

                           Kessler Rehabilitation of Florida, Inc.
                           300 Executive Drive
                           West Orange, New Jersey  07052
                           Attention: Mary Anne McDonald, Esq.

         with a copy to:

                           Foley & Lardner
                           100 North Tampa Street, Suite 2700
                           Tampa, Florida  33602-5804
                           Facsimile: (813) 221-4210
                           Attention: David L. Robbins, Esq.

         If to any Seller or Principal:

                           c/o ContinuCare Corporation
                           100 S.E. Second Street, Suite 3600
                           Miami, FL 33131
                           Facsimile: (305) 350-9778
                           Attention: Charles M. Fernandez, CEO
                                      Susan B. Tarbe, Esq.

         with a copy to:

                           Greenberg Traurig, P.A.
                           1221 Brickell Avenue
                           Miami, FL 33131
                           Facsimile: (305) 579-0717
                           Attention: Rebecca R. Orand, Esq.

or to such other address as any party may have furnished to the others in writing in accordance herewith. Notices of change of address shall only be effective upon receipt. All notices and other communications properly given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile of the sender, or on the date five business days after dispatch by certified or registered mail.

10.12 LAW GOVERNING. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without giving effect to the principles of conflicts of law thereof.

10.13 INVALIDITY OF PROVISIONS. Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

10.14 COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties on the date first above written.



                                    KESSLER REHABILITATION OF FLORIDA, INC.


                                    By:
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Title
                                          -------------------------------------



                                    REHAB MANAGEMENT SYSTEMS, INC.


                                    By:
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Title
                                          -------------------------------------



                                    INTEGRACARE, INC.


                                    By:
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Title
                                          -------------------------------------



                                    J. R. REHAB ASSOCIATES


                                    By:
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Title
                                          -------------------------------------



                                    CONTINUCARE OCCMED SERVICES, INC.


                                    By:
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Title
                                          -------------------------------------



                                    CONTINUCARE CORPORATION


                                    By:
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Title
                                          -------------------------------------

         The undersigned hereby unconditionally guarantees the obligations of Buyer pursuant to Section 2.7.1 hereof, subject to the terms and conditions of this Agreement.

                                    KESSLER REHABILITATION CORPORATION



                                    By:
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Title
                                          -------------------------------------








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